EXHIBIT 3.3


                    RESTATED CERTIFICATE OF INCORPORATION OF

                         THE TRUST COMPANY OF NEW JERSEY

                            Dated: December 24, 1993

     The undersigned, a New Jersey banking corporation, having duly adopted the following Restated Certificate of Incorporation by the unanimous approval of its board of directors and stockholders pursuant to N.J.S.A, 17:9A-117.1, hereby certifies as follows:

                                    ARTICLE I

                                 Corporate Name

                  The name of the bank is THE TRUST COMPANY OF NEW JERSEY.

                                   ARTICLE II

                            Current Principal Office

     The current principal office of the Bank is at 35 Journal Square in the City of Jersey City, in the County of Hudson, and State of New Jersey. The Bank may also establish and maintain such branch offices and agencies for the transaction of its business as may be permitted by law.

                                   ARTICLE III

                           Current Board of Directors

     The current board of directors consists of eight persons whose names and addresses are as follows:

                        Name                                 Address
                        ----                                 -------

                  Siggi B. Wilzig                    35 Journal Square
                                                     Jersey City, NJ 07306

                  Donald R. Brenner                  P.O. Boa 335 Hudson Avenue
                                                     Ridgefield, NJ 07657

                  Lawrence R. Codey                  100 First Avenue
                                                     Spring Lake, NJ 07762

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                  Milton Kutsher                     Kutsher's Country Club
                                                     Monticello, NY 12701

                  Richard W. Kanter                  921 Bergen Avenue
                                                     Jersey City, NJ 07306

                  Richard F. Kessler                 P.O. Box 1041
                                                     Dwasline and Allwood Road
                                                     Clifton, NJ 07014

                  Ivan L. Wilzig                     35 Journal Square
                                                     Jersey City, NJ 07306

                  Peter J. O'Brien                   35 Journal Square
                                                     Jersey City, NJ 07306

                                   ARTICLE IV

                           Additional Powers of Board

     The Board of Directors (the Board) shall have the following powers in addition to the powers granted to it by law, this certificate of incorporation, or by the Bank's by-laws:

          1. The Board may make, alter, and repeal the Bank's by-laws, subject to alteration or repeal by the stockholders. The power conferred by this paragraph shall be subject to such limitations as may from time to time be imposed by law.

          2. The Board may, between annual meetings, increase the number of directors by not more than two and may appoint persons to fill the vacancies so created, subject to the limitation that there shall not at any time be more directors than authorized by law.

                                    ARTICLE V

                                     Powers

     The Bank shall have the power to transact the business of banking in all its branches and, to that end, shall have and may exercise all those powers authorized to be exercised by banks and qualified banks under the provisions of The Banking Act of 1948, as presently enacted and as from time to time amended, and all those powers which are presently or in the future may be authorized by law to be exercised by banks and qualified banks.



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                                   ARTICLE VI

                                  Capital Stock

     1. Authorized Stock.--The amount of authorized capital stock of the bank is $150 million, divided into

          (a) 72 million shares of Common Stock of a par value of $2 each, and

          (b) 60,000 shares of 9.75 Percent Cumulative Preferred Stock of a par value of $100 each.

     2. Issued Stock.--The amount of issued capital stock of the Bank is $46,834,120, divided into

          (a) 20,417,060 shares of Common Stock of a par value of $2 each, and

          (b) 60,000 shares of 9.75 Percent Cumulative Preferred Stock of a par value of $100 each.

     3. Authorized but Unissued Stock.--Authorized but unissued capital stock of the bank shall be $ 103,165,880 divided into 51,582,940 shares of Common Stock of a par value of $2 each.

     4. Surplus.--The amount of surplus of the Bank is $ 123,796,880.

     5. Preemptive Rights.--The stockholders of the Bank shall not have preemptive rights with respect to the shares of any class of stock the Bank is now authorized or may hereafter become authorized to issue. Shares of the Preferred Stock or the Common Stock, or shares of any other class or series of stock that may be authorized in the future, may be issued to any person or entity without first being offered to existing stockholders of the Bank.

     6. Issuance of Shares.--Authorized but unissued shares of the capital stock may be issued from time to time under the provisions of The Banking Act of 1948, as presently enacted and as from time to time amended, for such consideration, not less than the par value thereof, as may be fixed by the Board and authorized or approved by the Commissioner of Banking.



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     7. Repurchase of Shares.--The Bank may, from time to time, repurchase shares of its own capital stock but only to the extent permitted by relevant law.

     8. 9.75 Percent Cumulative Preferred Stock.-The relative rights, preferences, and limitations of the shares of the 9.75 Percent Cumulative Preferred Stock are as follows:

          (a) Issue Price.--The 9.75 Percent Cumulative Preferred Stock shall be issued for a price of not less than $100 per share, the actual amount to be determined by the Board.

          (b) Preemptive Rights.--The 9.75 Percent Cumulative Preferred Stock may be issued to any present stockholder of the Bank or to any other person or entity without first being offered to existing stockholders of the Bank.

          (c) Dividends.--Holders of shares of the 9.75 Percent Cumulative Preferred Stock shall be entitled to receive, when and as declared by the Board, dividends at the rate of 9.75 percent of the par value of each share held by them per annum, and no more. Preferred dividends shall be payable in equal quarterly installments on dates determined by the Board. The dividends upon shares of the 9.75 Percent Cumulative Preferred Stock shall be cumulative from the date of issue of such shares. No interest shall be paid on accumulations. Dividends upon shares of the Common Stock, other than stock dividends, may be declared only after all dividends on outstanding shares of the 9.75 Percent Cumulative Preferred Stock, which have accumulated from the date of issue to the date of such declaration, shall have been paid, or have been declared and a sum sufficient for the payment thereof set apart.

          (d) Voting Rights.--Each share of Common Stock and of 9.75 Percent Cumulative Preferred Stock shall entitle the holder thereof to one vote.
     9.75 Percent Cumulative Preferred stockholders and Common stockholders shall be entitled to vote on all matters presented to the shareholders as one class, except as otherwise provided by law.



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          (e) Retirement of 9.75 Percent Cumulative Preferred Shares.--The Bank
     may at any time elect to retire all or any number of the outstanding shares of the 9.75 Percent Cumulative Preferred Stock by paying for each share the par value thereof plus the amount of all dividends which shall have accumulated to the date fixed for retirement. In case less than all the outstanding shares of the 9.75 Percent Cumulative Preferred Stock are to be retired, the number of shares to be retired and the method of determining which shares shall be retired, whether by lot or pro rata or any other equitable method, may be determined by the Board. Notice of the election to retire shall be mailed, not less than 30 days prior to the specified retirement date, to each holder of stock which is to be retired at his address as it appears on the books of the Bank. The notice shall specify the retirement date, the amount payable per share, and a statement of the stockholders' rights on and after the specified retirement date. Regardless of whether they have surrendered their stock certificates and received payment, the holders of shares of the 9.75 Percent Cumulative Preferred Stock, which have been called for retirement, shall not have any rights as stockholders on and after the specified retirement date, except the right to receive retirement price without interest upon surrender of their stock certificates, provided that on or before the specified retirement date the Bank has deposited the funds necessary for retirement with another bank or trust company with irrevocable instructions and authority to pay the retirement price to such stockholders upon surrender of the appropriate stock certificates.

          (f) Liquidation, Dissolution, or Winding-Up.--Upon the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Bank, the 9.75 Percent Cumulative Preferred stockholders shall have prior right to be paid for each share the par value of such share plus the amount of all dividends which shall be accumulated to the date of payment, and no more. If the assets of the Bank are not sufficient to pay the full amount to all 9.75 Percent Cumulative Preferred stockholders, the assets shall be



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     distributed ratably among the 9.75 Percent Cumulative Preferred stockholders, according to the number of shares held by each.


                                   ARTICLE VII

                              Business Combinations

     The stockholder vote required to approve Business Combinations (as hereinafter defined) shall be that set forth in this Article VII.

          l. (a) Except as otherwise expressly provided in section 2 of this-Article VII, any Business Combination shall require the affirmative vote of the holders of at least 80 percent of the voting power of all of the then outstanding shares of all classes of the capital stock of the Bank entitled to vote generally in the election of directors (hereinafter in this Article VII referred to as the "Voting Stock"), voting together as a single class. Subject to the provisions of section 2, that affirmative vote shall be required notwithstanding any other provision of this certificate of incorporation, any provision of law or any agreement with any national securities exchange which might otherwise permit a lesser vote, or no vote.

          (b) The term "Business Combination" as used in this Article VII shall mean any of the following transactions:

               (i) any merger or consolidation of the Bank or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined), or (b) any other bank or corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any Substantial Part (as hereinafter defined) of the assets of the Bank or any Subsidiary; or

                  (iii) the issuance or transfer by the Bank or any Subsidiary (in one transaction or a series of transactions) of any securities of the Bank or any Subsidiary to any



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          Interested Stockholder or any Affiliate of any Interested Stockholder
          in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) of $2 million or more; or

               (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Bank proposed by or on behalf of any Interested Stockholder or Any Affiliate of any Interested Stockholder; or

               (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Bank, or any merger or consolidation of the Bank with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing by more than one percent the proportionate share of the outstanding shares of any class of equity or convertible securities of the Bank or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

     2. The provisions of section 1 of this Article VII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative stockholder vote (if any) as is otherwise required by law, any other provision of this Certificate of Incorporation, or any agreement with any national securities exchange, if the Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

     3. For the purposes of this Article VII:

          (a) A "person" shall mean any individual, firm, corporation or other entity.

          (b) "Interested Stockholder" shall mean any person (except the Bank or any Subsidiary, any plan for the benefit of employees of the Bank or of any Subsidiary, or any entity or individual (or his or her estate) who was either a director or executive officer of the Bank, or



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     of any Subsidiary or a ten percent stockholder of any class of stock of the
     Bank on the effective date of this Restated Certificate of Incorporation) who or which:

               (i) is the beneficial owner, directly or indirectly, of more than ten percent of the voting power of the outstanding Voting Stock; or

               (ii) is an Affiliate of the Hank and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding Voting Stock; or

                  (iii) is an assignee of or has otherwise succeeded to any shares of the Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          (c) A person shall be a "beneficial owner" of any Voting Stock:

               (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

               (ii) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the voting pursuant to any agreement, arrangement or understanding, whether or not in writing; or

               (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any shares of Voting Stock, whether or not in writing.

          (d) For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (b) of this section 3, the number of shares of voting Stock



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     deemed to be outstanding shall include shares deemed owned by the
     Interested Stockholder or any of its Affiliates or Associates through application of paragraph (c) of this Section 3 and shall also include any other shares of Voting Stock which may be issuable to the Interested Person or any of its Affiliates or Associates pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (e) "Affiliate" shall mean a person that directly or indirectly through on or more intermediaries, controls, or is controlled by, or is under common control with another person.

          (f) "Associate" shall mean (i) any corporation or organization of which a person is an officer, director or partner or is, directly or indirectly, the beneficial owner of five percent or more of any class of equity securities, (ii) any trust or other estate in which a person has a five percent or larger beneficial interest of any nature or as to which a person serves as trustee or in a similar fiduciary capacity, (iii) any spouse of a person, and (iv) any relative of a person, or any relative of a spouse of a person, who has the same residence of such person or spouse.

          (g) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Bank; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (b) of this section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Bank.

          (h) "Continuing Director" means any member of the Board of the Bank who is not an Affiliate of the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, or any successor of a Continuing Director who is not an Affiliate of the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

          (i) "Continuing Director Quorum" shall mean the presence in person at a regular or special meeting of the Board by two-thirds of the Continuing Directors.



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          (j) "Fair Market Value" means: (i) in the case of stock, the average of the closing sales prices during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System (NASDAQ) or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in questions as determined by the Board in good faith.

          (k) "Substantial Part" shall mean more than ten percent of the total assets of the corporation in question, as shown on its certified balance sheet as of the end of the most recent fiscal year ending prior to the time the determination is being made.

     4. A majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any determination is to be made by the Board as hereinafter provided) shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this
Article VII, including, without limitation, (1) whether a person is an Interested Stockholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, and (4) whether the assets which are the subject to any Business Combination referred to in paragraph (b)(ii) of section 1 are a Substantial Part or (5) whether the consideration to be received for the issuance or transfer of securities by the Bank or any Subsidiary in any Business Combination referred to in paragraph (b)(iii) of section 1 has an aggregate Fair Market Value of $2 million or more.



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     5. Nothing contained in this Article VII shall be construed to relieve any
Interested Stockholder from any fiduciary obligation or duty imposed by law.

     6. Notwithstanding any other provisions of this certificate of incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or this certificate of incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VII.

                                  ARTICLE VIII

                                Business Judgment

     1. Evaluation of Business Combinations.--In connection with the exercise of its judgment when evaluating a Business Combination (as defined in Article VII) or any other business combination (regardless of whether with an Interested Stockholder) or a proposal by another person or persons to make a Business Combination or any other business combination (regardless of whether with an Interested Stockholder) or a tender or exchange offer for any of the Bank's securities, the Board may, but is not obligated to, consider any issue which it deems pertinent, including, but not limited to, the following:

          (a) whether the consideration being offered is acceptable based on the historical and present operating results and financial condition of the Bank or the historical or present market value for its securities;

          (b) whether a more favorable price could be obtained for the Bank's securities in the future, in a freely negotiated transaction or otherwise;

          (c) the social and economic effects of the transaction on the Bank and its Subsidiaries, and on their employees, depositors, loan or other customers, creditors, and on the communities which they serve (the "Affected Persons");



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          (d) the business and financial conditions and prospects of the offering persons (including, but not limited to, debt service and other financial obligations) and the possible effects of such conditions on the Bank, its Subsidiaries, and the Affected Persons;

          (e) the competence, experience, integrity, and reputation of the offering persons and their management and affiliates as they would impact upon the Affected Persons;

          (f) the value of the securities (if any) which the offeror is offering in exchange for the Bank's securities; and

          (g) any antitrust or other legal and regulatory issues that are raised by the offer.

     2. Response to Offer.--If the Board determines that an offer should be rejected, it may take any lawful action to accomplish such rejection including, but not limited to, any and all of the following: advising stockholders not to accept the offer; litigation against the offeror; filing complaints with regulatory authorities; acquiring the Bank's securities or issuing authorized but unissued securities or granting options with respect thereto, subject always to relevant provisions of law and obtaining any required regulatory consents or approvals; or seeking a more favorable offer from any other person.

     3. Vote Required for Amendment.--The affirmative vote of the holders of at least 80 percent of the voting power of all the then-outstanding shares of the voting Stock (as defined in Article VII) voting together as a single class, shall be required to alter, amend or repeal this Article VIII.

                                   ARTICLE IX

                  Personal Liability of Directors and Officers

     A director or an officer of the Bank shall not be personally liable to the Bank or its stockholders for the breach of any duty owed to the Bank or its stockholders except to the extent that an exemption from personal liability is not permitted by The Banking Act of 1948.



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                                    ARTICLE X

                                 Indemnification

     Every person who is or was a director or officer of the Bank shall be indemnified by the Bank to the fullest extent allowed by law, including the indemnification permitted by N.J.S.A. 17:9A-250H, against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been -a director or officer or of serving or having served in any capacity with any other enterprise at the request of the Bank, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred.

                             CERTIFICATE OF ADOPTION

     The foregoing certificate of incorporation, as amended and restated, of THE TRUST COMPANY OF NEW JERSEY was made in the manner required by Article 19 of The Banking Act of 1948, as amended:

          1. The Board of Directors of the Bank unanimously adopted a resolution on November 30, 1993, approving the foregoing Restated Certificate of Incorporation and directing that it be submitted to the stockholders of the Bank for their approval by unanimous written consent.

          2. Pursuant to a unanimous written consent dated December 24, 1993, all of the stockholders of the Bank entitled to vote voted in favor of the proposed amendment; the number of shares represented by the consent was 1,058,033 shares of common stock and 30,000 shares of preferred stock.

     IN WITNESS WHEREOF, the Bank has caused this Restated Certificate of Incorporation to be executed on its behalf by its duly authorized officers as of the date first written above.



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                                           THE TRUST COMPANY OF NEW JERSEY


                                           By:  /s/ SIGGI B. WILZIG
                                                --------------------------------
                                                 Siggi B. Wilzig, Chairman and
                                                 Chief Executive Officer

                                           By:  /s/ PETER J. O'BRIEN
                                                --------------------------------
                                                 Peter J. O'Brien, Executive
                                                 Vice President and Secretary


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